EXHIBIT (11)
THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Computation of Earnings Per Share
Amounts in millions except per share amounts

	2012	2011	2010	2009	2008
BASIC NET EARNINGS PER SHARE
Net earnings from continuing operations	$9,317	$11,698	$10,851	$10,645	$11,224
Net earnings attributable to noncontrolling interests	(148)	(130)	(110)	(86)	(79)
Net earnings from continuing operations attributable to Procter & Gamble	$9,169	$11,568	$10,741	$10,559	$11,145
Preferred dividends, net of tax benefit	(256)	(233)	(219)	(192)	(176)
Net earnings from continuing operations attributable to Procter & Gamble available to common shareholders	$8,913	$11,335	$10,522	$10,367	$10,969
Net earnings from discontinued operations	1,587	229	1,995	2,877	930
Net earnings attributable to Procter & Gamble available to common shareholders	$10,500	$11,564	$12,517	$13,244	$11,899

Basic weighted average common shares outstanding	2,751.3	2,804.0	2,900.8	2,952.2	3,080.8

Basic net earnings per common share - continuing operations	$3.24	$4.04	$3.63	$3.51	$3.56
Basic net earnings per common share - discontinued operations	0.58	0.08	0.69	0.98	0.30
Basic net earnings per common share	$3.82	$4.12	$4.32	$4.49	$3.86

DILUTED NET EARNINGS PER SHARE
Net earnings from continuing operations attributable to Procter & Gamble	$9,169	$11,568	$10,741	$10,559	$11,145
Net earnings from discontinued operations	1,587	229	1,995	2,877	930
Net earnings attributable to Procter & Gamble	$10,756	$11,797	$12,736	$13,436	$12,075

Basic weighted average common shares outstanding	2,751.3	2,804.0	2,900.8	2,952.2	3,080.8
Add potential effect of:
Conversion of preferred shares	123.9	128.5	134.0	139.2	144.2
Exercise of stock options and other unvested equity awards	66.0	69.4	64.5	62.7	91.8
Diluted weighted average common shares outstanding	2,941.2	3,001.9	3,099.3	3,154.1	3,316.8

Diluted net earnings per common share - continuing operations	$3.12	$3.85	$3.47	$3.35	$3.36
Diluted net earnings per common share - discontinued operations	0.54	0.08	0.64	0.91	0.28
Diluted net earnings per common share	$3.66	$3.93	$4.11	$4.26	$3.64